EXHIBIT 99

  Investor Release
  FOR IMMEDIATE RELEASE            FOR MORE INFORMATION CONTACT:
  07/20/98                         Investors:  Mary Healy, 630-623-6429
                                   Media:  Chuck Ebeling, 630-623-6150

                      McDONALD'S REPORTS GLOBAL RESULTS

  OAK BROOK, IL -- McDonald's Corporation today announced results for the six months and quarter ended June 30, 1998, which include the previously announced $350 million of pre-tax special charges related to the "Made

  For You" and home office productivity initiatives.

       Information in constant currencies excludes the effect of foreign currency translation on reported results.  The following highlights exclude the special charges.

  -  U.S. operating income increased 15% for the quarter.

  - In constant currencies, sales in the second quarter increased 24% in Latin America, 17% in Europe and 11% in Asia/Pacific.

  - Diluted net income per common share for the quarter rose 8%; 11% in constant currencies.

  -  Net income grew 7% for the quarter; 10% in constant currencies.

  - Systemwide sales increased 13% for the quarter in constant currencies.


  Key highlights excluding special charges
                                    1998      1997       Increase
                                    ----      ---- ----------------------
  Dollars in millions, except                            As   In Constant
  per common share data                            Reported   Currencies*
                                                   --------   -----------
  Six months ended June 30
  Systemwide sales             $17,417.3 $16,308.2      7%            11%
  Total revenues                 5,985.7   5,450.2     10             14
  Operating income               1,454.5   1,357.7      7             11
  Net income                       831.0     782.7      6              9
  Net income per common share -
    diluted                         1.18      1.09      8             11
  Quarters ended June 30
  Systemwide sales              $9,247.6  $8,475.1      9%            13%
  Total revenues                 3,180.8   2,832.6     12             17
  Operating income                 811.8     743.5      9             13
  Net income                       468.8     438.2      7             10
  Net income per common share -
    diluted                          .66       .61      8             11

  * Excluding the effect of foreign currency translation on reported results

  Operating results including the special charges are summarized in the following table.

  Key highlights including special charges
                                    1998      1997       (Decrease)
                                    ----      ---- ----------------------
  Dollars in millions, except                            As   In Constant
  per common share data                            Reported   Currencies*
                                                   ---------  -----------
  Six months ended June 30
  Operating income              $1,104.5  $1,357.7     (19)%        (15)%
  Net income                       596.0     782.7     (24)         (21)
  Net income per common share -
    diluted                          .85      1.09     (22)         (19)
  Quarters ended June 30
  Operating income                $461.8    $743.5     (38)%        (34)%
  Net income                       233.8     438.2     (47)         (44)
  Net income per common share -
    diluted                          .33       .61     (46)         (43)

  * Excluding the effect of foreign currency translation on reported results


  SUMMARY COMMENTARY

  On August 1, 1998, Michael R. Quinlan, Chairman and Chief Executive

  Officer, McDonald's Corporation will officially hand the reins to Jack M.

  Greenberg, who will become President and Chief Executive Officer of

  McDonald's Corporation.  On that same day, James R. Cantalupo will become

  Vice Chairman of McDonald's Corporation and Chairman and Chief Executive

  Officer - McDonald's International; and Alan D. Feldman will become

  President - McDonald's U.S.A.

       Jack M. Greenberg commented, "It's impossible to accept the responsibility of leading a great System like McDonald's without acknowledging the enormous contributions of those who have paved the way

  - Ray Kroc, Fred Turner and Mike Quinlan.  Over the past 43 years, these three visionaries created one of the outstanding success stories in business history.  Thanks to their leadership, McDonald's is the largest global retail business and the world's most powerful brand.  I am honored and privileged to continue this leadership tradition.

       "Looking at McDonald's today, I am pleased with the performance of our global food service business this quarter and year-to-date.

  Excluding the impact of the special charges recorded in the quarter,

  constant currency operating income increased 13 and 11 percent in the quarter and six months, respectively, despite weak economies in several key markets outside the U.S., economic downturns in Southeast Asia and a competitive U.S. marketplace.

       "We have made significant changes in the U.S. over the past year to put the business back on track, and we are beginning to enjoy the results of our efforts.  Excluding special charges, the rate of increase in second quarter U.S. operating income was extraordinary - the highest since the fourth quarter of 1984.  Internationally, cyclical economic issues have hurt results, but the fundamentals of our business remain strong.  We have a significant competitive advantage, supported by a global infrastructure and expertise that I believe are very tough to replicate.

       "Our goal is to strengthen our position as the World's Best Fast

  Food Restaurant Experience through an emphasis on people and innovation and by aggressively leveraging the inherent strengths that exist in our global business.

       "We are focused on managing our capital outlays more effectively as well as controlling our selling, general and administrative expenses.  We are on track to add about 2,100 restaurants this year, approximately

  85 percent outside the U.S., and expect to once again more than cover capital expenditures with cash from operations.  We are using our excess cash together with our debt capacity to repurchase shares, thus enhancing returns to shareholders.  We purchased 8.8 million shares of our stock for $516 million in the first six months of 1998.  This brings total repurchases under our $2 billion, three-year program to about $1.7 billion."

       Alan Feldman said, "I'm excited about assuming responsibility and accountability for the U.S. business.  The successful Monopoly and Teenie

  Beanie Baby promotions combined with local market initiatives contributed to the exceptional strength of the second quarter.  As we face tougher comparisons in the second half of the year, it is unlikely we will sustain this level of performance.  Yet, the underlying trends are very encouraging.  I am confident we will continue to grow the business through operational excellence and outstanding value, and by harnessing the exceptional talents of our owner/operators, employees and suppliers.

       "Today, we have more than 700 restaurants on the "Made For You" food preparation system in the U.S.  We expect that number to increase significantly late this year and to meet our objective of having all U.S.

  restaurants using "Made For You" by the end of 1999.  Experience shows that "Made For You" provides customers with hotter, fresher food; is easier for restaurant employees; and reduces restaurant operating costs.

  Strategically, it supports our efforts to optimize food taste and accommodate more menu variety."

       Jim Cantalupo said, "The fundamentals of our business outside the

  U.S. remain strong as illustrated by the growth in combined restaurant margin dollars.  Despite economic difficulties in some countries, these margins grew by $154 million or 15 percent, and $83 million or 16 percent in constant currencies during the six months and second quarter,

  respectively.  These increases were driven principally by Europe.

       "Our results outside the U.S. were negatively affected by the strong

  U.S. dollar and economic difficulties in a number of markets, and we expect these factors to continue to impact us in the second half of the year.

       "In countries with high unemployment, low consumer confidence and economic downturns, we are minimizing the negative effect on our operations with an increased focus on value.  We also have scaled back openings in certain Southeast Asian markets; however, we still expect to add about 1,800 restaurants outside the U.S. this year.  We want to make sure new restaurants meet our financial screens, while keeping an eye on emerging opportunities."

       Michael R. Quinlan said, "We have taken significant steps toward preparing the McDonald's System to succeed in the 21st century, and I am proud of the great management team who will continue to lead the System.

  These men and women are dedicated to delivering great customer experiences and driven to enhancing shareholder value.

       "As I conclude my 11 years as CEO, it's interesting to note that although McDonald's has been serving customers for 43 years, in many ways we are just beginning.  There is a lot of opportunity in the global marketplace, and McDonald's is going after it in an unrelenting drive to deliver the great taste of McDonald's to more and more people through expansion and increasing existing restaurant sales.  As a shareholder, I find that very exciting."



  CONSOLIDATED OPERATING RESULTS

  McDonald's previously announced plans to introduce the "Made For You"

  food preparation system in the United States and Canada and the results of the home office productivity initiative designed to improve staff alignment, focus and productivity and reduce ongoing selling, general and administrative expenses.  As a result of these initiatives, in the second quarter, the Company recorded $350 million of pre-tax special charges

  ($235 million after tax or $0.33 per diluted share) in U.S. other operating income.  The charges included $190 million related to the "Made

  For You" system, primarily to provide financial incentives to owner/operators to defray the cost of equipment made obsolete as a result of conversion to this new system, and $160 million for employee severance and outplacement, consolidation of facilities and other costs in connection with the productivity initiative.  As a result of the productivity initiative, the Company expects to save about $100 million of selling, general & administrative expenses per year beginning in 2000,

  with about two-thirds of the savings expected to be realized in 1999.

       Excluding the special charges, net income and diluted net income per common share increased six and eight percent for the six months and seven and eight percent for the quarter, respectively.  Changing foreign currencies significantly reduced reported results.  Excluding the foreign currency translation effect and the special charges, net income would have increased nine percent for the six months and ten percent for the quarter and diluted net income per common share would have increased 11 percent for both the six months and the quarter.  Net income and diluted net income per common share, including the special charges, decreased 24 and 22 percent for the six months and 47 and 46 percent for the quarter,

  respectively.

       During the second quarter, McDonald's repurchased $389 million of the Company's common stock, bringing total share repurchases for the six months to $516 million.  The spreads between the percent change in diluted net income per common share compared with net income resulted from fewer shares outstanding for the six months and the absence of preferred dividends in the six months and second quarter 1998, due to the retirement of our remaining Series E Preferred Stock in December 1997.


  Systemwide sales

  Dollars in millions             1998        1997   Increase/(Decrease)
                                  ----        ----  ---------------------
                                                          As  In Constant
                                                    Reported  Currencies*
                                                    --------  -----------
  Six months ended June 30
  U.S.                       $ 9,038.8   $ 8,409.3        7%        n/a
  Europe                       4,132.0     3,725.2       11          17%
  Asia/Pacific                 2,630.9     2,756.2       (5)         11
  Latin America                  830.8       683.5       22          27
  Other                          784.8       734.0        7          12
    Total Systemwide sales   $17,417.3   $16,308.2        7%         11%
  Quarters ended June 30
  U.S.                       $ 4,919.6   $ 4,420.4       11%        n/a
  Europe                       2,182.1     1,924.2       13          17%
  Asia/Pacific                 1,296.9     1,378.5       (6)         11
  Latin America                  420.2       354.9       18          24
  Other                          428.8       397.1        8          13
    Total Systemwide sales   $ 9,247.6   $ 8,475.1        9%         13%

  * Excluding the effect of foreign currency translation on reported results
  n/a  Not applicable

       Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants.  Comparable sales are measured on a constant currency basis.  Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates.  These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.

       On a global basis, the increases in sales and revenues were due to expansion and positive comparable sales trends, offset in part by weaker foreign currencies.

       U.S. sales increased due to positive comparable sales trends and restaurant expansion in both periods.  Successful Monopoly and Teenie

  Beanie Baby promotions, combined with local market initiatives and favorable comparisons with the second quarter of 1997, contributed to the strong sales increases for both periods.  This exceptionally strong level of performance is not expected to continue in the second half of the year.

       In Europe, the constant currency sales increase was driven by expansion and positive comparable sales trends in both periods.  England,

  France, Italy and Spain were the primary contributors to the strong sales performance in both periods.  In addition, Germany continued to show improved results from the value campaign initiated early this year.

       In Asia/Pacific, the constant currency sales increase in both periods was due to expansion, partly offset by negative comparable sales trends.  Difficult economic conditions in Japan and Southeast Asia continued to negatively impact consumer spending.

       In Latin America, the constant currency sales increase was driven by expansion and positive comparable sales trends in both periods.  For the six months, expansion and positive comparable sales trends in Argentina,

  Brazil, Mexico and Venezuela contributed to Latin America's strong performance, with Brazil accounting for about half of the sales growth.

  For the quarter, the strong performance was driven by expansion in

  Argentina and Brazil, and by expansion and positive comparable sales trends in Mexico and Venezuela.

       Revenues increased at a faster rate than sales for the six months and the quarter.  This was primarily due to the weakening Japanese Yen,

  which had a greater negative effect on sales than revenues due to our affiliate structure in Japan, and the higher growth rate in Company-

  operated versus franchised restaurants.



  Consolidated operating margins     Six months ended     Quarters ended
                                         June 30             June 30
                                     ----------------     --------------
                                     1998       1997      1998      1997
                                     ----       ----      ----      ----
  Dollars in millions
  Company-operated               $  777.6   $  700.1  $  426.7  $  374.0
  Franchised                      1,376.4    1,283.5     743.9     667.4
     Combined operating margins  $2,154.0   $1,983.6  $1,170.6  $1,041.4
  Percent of sales/revenues
  Company-operated                   18.1%      18.1%     18.8%     18.6%
  Franchised                         80.9       81.1      81.7      81.5

       Company-operated margins as a percent of sales were flat for the six months and increased slightly for the quarter.  Occupancy & other operating expenses increased as a percent of sales for both periods,

  while food & paper and payroll costs decreased.

       U.S. Company-operated margins as a percent of sales increased for the six months and the quarter, while Company-operated margins outside the U.S. declined for both periods.

       In the U.S., food & paper costs decreased as a percent of sales for both the six months and the quarter.  Payroll costs as a percent of sales increased for the six months and decreased for the quarter, while occupancy & other operating expenses decreased for the six months and increased for the quarter.  Outside the U.S., as a percent of sales,

  increases in food & paper costs and occupancy & other operating expenses for both periods were offset in part by decreased payroll costs.

       Franchised margin dollars comprised about two-thirds of the combined operating margins, the same as in the prior year.  While franchised margins as a percent of applicable revenues decreased slightly for the six months and increased slightly for the quarter, franchised margin dollars increased seven percent and 11 percent, respectively.

       As a percent of revenues, franchised margins increased in the U.S.

  for both periods, while franchised margins as a percent of revenues outside the U.S. decreased.  The increases in the U.S. were driven by positive comparable sales trends for both periods.  The declines outside the U.S. reflected the negative impacts from the consolidation of several of our affiliate markets, principally Singapore and the Philippines.  In addition, margins outside the U.S. reflected higher occupancy costs,

  including rent expense, driven by an increase in the number of leased sites.

       The increase in selling, general & administrative expenses for the six months and the quarter was primarily due to strategic global spending to support restaurant development, value initiatives and execution strategies, offset in part by the translation effect of weaker foreign currencies.


  Other operating (income) expense-net    Six months ended  Quarters ended
                                              June 30         June 30
                                          ----------------  --------------
  Dollars in millions                     1998     1997     1998    1997
                                          ----     ----     ----     ----
  Gains on sales of restaurant
    businesses                          $(22.0)  $(27.6)  $(14.0) $(20.0)
  Equity in earnings of unconsolidated
    affiliates                           (34.4)   (33.2)   (22.0)  (17.3)
  Special charges                        350.0      -      350.0     -
  Other (income) expense                  48.0      5.5     29.9   (12.0)
    Other operating (income) expense-
      net                               $341.6   $(55.3)  $343.9  $(49.3)

       Other operating (income) expense-net consists of transactions related to franchising and the food service business.  Other expenses increased for both periods reflecting higher provisions for property dispositions and certain non-recurring income items outside the U.S.

  recognized in second quarter 1997.


  Operating income excluding
  special charges
  Dollars in millions             1998      1997    Increase/(Decrease)
                                  ----      ----   ----------------------
                                                         As   In Constant
                                                   Reported   Currencies*
                                                   ---------  -----------
  Six months ended June 30
  U.S.                         $  676.8   $  611.4      11%         n/a
  Europe                          512.6      461.7      11           16%
  Asia/Pacific                    159.0      181.3     (12)           2
  Latin America                    79.7       71.7      11           18
  Other                            58.6       58.2       1            5
  Corporate SG&A                  (32.2)     (26.6)     21          n/a
     Total operating income    $1,454.5   $1,357.7       7%          11%
  Quarters ended June 30
  U.S.                           $392.3     $340.2      15%         n/a
  Europe                          284.0      256.7      11           14%
  Asia/Pacific                     77.5       86.2     (10)          10
  Latin America                    39.9       38.9       3            9
  Other                            34.7       35.0      (1)           4
  Corporate SG&A                  (16.6)     (13.5)     23          n/a
     Total operating income      $811.8     $743.5       9%          13%

  * Excluding the effect of foreign currency translation on reported results
  n/a  Not applicable


       Excluding the special charges, constant currency consolidated operating income increased $153 million or 11 percent for the six months and $97 million or 13 percent for the quarter.  For both periods,

  consolidated operating income, excluding the special charges, reflected higher combined operating margin dollars, offset in part by higher selling, general & administrative expenses and lower other operating income.  Including the special charges, reported consolidated operating income decreased $253 million or 19 percent for the six months and $282 million or 38 percent for the quarter.

       U.S. operating income, excluding the special charges, increased $65 million or 11 percent for the six months and $52 million or 15 percent for the quarter.  The increases primarily reflected higher combined operating margin dollars, partially offset by lower other operating income.  Including the special charges, U.S. operating income decreased

  $285 million or 47 percent for the six months and $298 million or 88 percent for the quarter.

       Europe's operating income increased 16 percent for the six months and 14 percent for the quarter in constant currencies.  This performance was primarily due to strong results in England, Germany, Italy and Spain.

       Asia/Pacific's operating income increased two percent for the six months and ten percent for the quarter in constant currencies. This segment's operating income benefited from the consolidation of several of our affiliate markets, principally Singapore and the Philippines, and a tax law change recognized in Japan in second quarter 1998.

       Latin America's operating income increased 18 percent for the six months and nine percent for the quarter in constant currencies, primarily driven by strong results in Argentina, Mexico and Venezuela for both periods.  Brazil experienced strong operating results for the six months;

  however, weakening economic conditions dampened growth in the second quarter.

       Results outside the U.S. were negatively affected by the strong U.S.

  dollar and economic difficulties in a number of markets, and the Company expects these factors to continue to impact results in the second half of the year.

       Higher interest expense reflected higher debt levels and slightly higher average interest rates, offset in part by weaker foreign currencies.  The higher debt levels were primarily due to borrowings in the last half of 1997 to fund the retirement of preferred stock issued by a foreign subsidiary and the Company's Series E Preferred Stock.

       Nonoperating (income) expense-net for the six months and for the quarter reflected lower charges for minority interests.

       The effective income tax rate was 33.0 percent for both periods of

  1998 compared with 32.5 percent for the six months and 31.9 percent for the second quarter of 1997.



  IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS

  While changing foreign currencies affect reported results, McDonald's lessens exposures by financing in local currencies, hedging certain foreign-denominated cash flows and, where practical, by purchasing goods and services in local currencies.

       The weakening Australian Dollar, Deutsche Mark, French Franc and

  Japanese Yen, as well as the significantly weakened Southeast Asian currencies, were the primary foreign currencies that negatively affected reported results for the six months and the quarter.

       The following table presents 1998 results, excluding the special charges, translated at 1997 rates compared with reported results.


  Effect of foreign currency translation on worldwide reported results excluding special charges

  Dollars in millions,                                      Increase
  except per common                                   --------------------
  share data                  As  In Constant               As  In Consent
                        Reported  Currencies* Change  Reported Currencies*
                        --------  ----------- ------  -------- -----------
  Six months ended June 30, 1998
  Systemwide sales     $17,417.3   $18,119.4  $702.1       7%         11%
  Total revenues         5,985.7     6,236.4   250.7      10          14
  Operating income       1,454.5     1,510.6    56.1       7          11
  Net income               831.0       854.9    23.9       6           9
  Net income per common
    share - diluted         1.18        1.21     .03       8          11
  Quarter ended June 30, 1998
  Systemwide sales      $9,247.6    $9,592.5  $344.9       9%         13%
  Total revenues         3,180.8     3,301.0   120.2      12          17
  Operating income         811.8       840.7    28.9       9          13
  Net income               468.8       481.1    12.3       7          10
  Net income per common
    share - diluted          .66         .68     .02       8          11

  * Excluding the effect of foreign currency translation on reported results


  FORWARD-LOOKING STATEMENTS

  Certain forward-looking statements are included in this report.  They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology.  These statements reflect management's current expectations and involve a number of risks and uncertainties.  Actual results could differ materially due to the success of operating initiatives and advertising and promotional efforts and changes in:

  global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences,

  spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.



                              McDONALD'S CORPORATION
     CONDENSED CONSOLIDATED STATEMENT OF INCOME INCLUDING SPECIAL CHARGES(1)

  Dollars and shares in millions,                Six months ended June 30
  except per common share data         ----------------------------------------
                                                            Increase/(Decrease)
                                                            -------------------
                                           1998       1997    Dollars   Percent
                                           ----       ----    -------   -------

  SYSTEMWIDE SALES                      $17,417.3  $16,308.2   1,109.1      7

  Revenues
  Sales by Company-operated
    restaurants                         $ 4,284.7  $ 3,867.3     417.4     11
  Revenues from franchised and
    affiliated restaurants                1,701.0    1,582.9     118.1      7
                                        ---------  ---------    ------     --
  TOTAL REVENUES                          5,985.7    5,450.2     535.5     10
                                        ---------  ---------    ------     --
  Operating costs and expenses
  Company-operated restaurants            3,507.1    3,167.2     339.9     11
  Franchised restaurants--
    occupancy costs                         324.6      299.4      25.2      8
  Selling, general & administrative
    expenses                                707.9      681.2      26.7      4
  Other operating (income)
    expense--net                            341.6      (55.3)    396.9    n/m
                                        ---------   ---------   ------    ---
    Total operating costs and expenses    4,881.2    4,092.5     788.7     19
                                        ---------   ---------   ------    ---
  OPERATING INCOME                        1,104.5    1,357.7    (253.2)   (19)

  Interest expense                          209.2      176.2      33.0     19
  Nonoperating (income) expense--net          6.3       22.7     (16.4)   n/m

  Income before provision for
    income taxes                            889.0    1,158.8    (269.8)   (23)

  Provision for income taxes                293.0      376.1     (83.1)   (22)

  NET INCOME                            $   596.0  $   782.7    (186.7)   (24)
                                        =========  =========     ======   ====
  NET INCOME PER COMMON SHARE(2)        $     .87  $    1.11     (0.24)   (22)

  NET INCOME PER COMMON SHARE--
    DILUTED(2)                          $     .85  $    1.09     (0.24)   (22)

  Weighted average common shares
    outstanding                             686.2      690.7
  Weighted average common shares
    outstanding--diluted                    704.7      707.2


  Dollars and shares in millions,                Quarters ended June 30
  except per common share data            --------------------------------------
                                                             Increase/(Decrease)
                                                             -------------------
                                           1998       1997     Dollars  Percent
                                           ----       ----     -------  -------

  SYSTEMWIDE SALES                       $9,247.6   $8,475.1     772.5      9
  Revenues
  Sales by Company-operated
    restaurants                          $2,270.4   $2,014.1     256.3     13
  Revenues from franchised and
    affiliated restaurants                  910.4      818.5      91.9     11
                                         --------    -------     -----     --
  TOTAL REVENUES                          3,180.8    2,832.6     348.2     12
                                         --------    -------     -----     --
  Operating costs and expenses
  Company-operated restaurants            1,843.7    1,640.1     203.6     12
  Franchised restaurants--
    occupancy costs                         166.5      151.1      15.4     10
  Selling, general & administrative
    expenses                                364.9      347.2      17.7      5
  Other operating (income)
    expense--net                            343.9      (49.3)    393.2    n/m
                                         --------    --------    -----    ---
    Total operating costs and expenses    2,719.0    2,089.1     629.9     30
                                         --------    --------    -----    ---
  OPERATING INCOME                          461.8      743.5    (281.7)   (38)

  Interest expense                          106.4       86.2      20.2     23
  Nonoperating (income) expense--net          6.6       14.2      (7.6)   n/m

  Income before provision for
    income taxes                            348.8      643.1    (294.3)   (46)

  Provision for income taxes                115.0      204.9     (89.9)   (44)

  NET INCOME                             $  233.8   $  438.2    (204.4)   (47)
                                         ========   ========    =======   ====
  NET INCOME PER COMMON SHARE(2)         $    .34   $    .63     (0.29)   (46)

  NET INCOME PER COMMON SHARE--
    DILUTED(2)                           $    .33   $    .61     (0.28)   (46)

  Weighted average common shares
    outstanding                             686.1      689.7
  Weighted average common shares
    outstanding--diluted                    707.6      707.3


  (1) Includes $350 million of pre-tax special charges; ($235 million after tax or $0.33 per diluted share or $0.34 per basic share) related to the "Made For You" and home office productivity initiatives recorded in second quarter 1998.
  (2) Computed using net income reduced by preferred stock dividends of $13.8 million for six months 1997 and $6.9 million for second quarter 1997. These preferred shares were redeemed in December 1997.
  n/m Not meaningful


                              McDONALD'S CORPORATION
       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME EXCLUDING
                             SPECIAL CHARGES(1)

  Dollars and shares in millions,                Six months ended June 30
  except per common share data         ----------------------------------------
                                                             Increase/(Decrease)
                                                             ------------------
                                           1998       1997     Dollars  Percent
                                           ----       ----     -------   ------

  SYSTEMWIDE SALES                      $17,417.3  $16,308.2   1,109.1      7

  Revenues
  Sales by Company-operated
    restaurants                         $ 4,284.7  $ 3,867.3     417.4     11
  Revenues from franchised and
    affiliated restaurants                1,701.0    1,582.9     118.1      7
                                        ---------   --------   -------    ---
  TOTAL REVENUES                          5,985.7    5,450.2     535.5     10
                                        ---------   --------   -------    ---
  Operating costs and expenses
  Company-operated restaurants            3,507.1    3,167.2     339.9     11
  Franchised restaurants--
    occupancy costs                         324.6      299.4      25.2      8
  Selling, general & administrative
    expenses                                707.9      681.2      26.7      4
  Other operating (income)
    expense--net                             (8.4)     (55.3)     46.9    n/m
                                         --------   --------    ------    ---
    Total operating costs and expenses    4,531.2    4,092.5     438.7     11
                                         --------   --------    ------    ---
  OPERATING INCOME                        1,454.5    1,357.7      96.8      7

  Interest expense                          209.2      176.2      33.0     19
  Nonoperating (income) expense--net          6.3       22.7     (16.4)   n/m

  Income before provision for
    income taxes                          1,239.0    1,158.8      80.2      7

  Provision for income taxes                408.0      376.1      31.9      8

  NET INCOME                            $   831.0  $   782.7      48.3      6
                                        =========  =========     =====    ===
  NET INCOME PER COMMON SHARE(2)        $    1.21  $    1.11      0.10      9

  NET INCOME PER COMMON SHARE--
    DILUTED(2)                          $    1.18  $    1.09      0.09      8

  Weighted average common shares
    outstanding                             686.2      690.7
  Weighted average common shares
    outstanding--diluted                    704.7      707.2


  Dollars and shares in millions,                Quarters ended June 30
  except per common share data            --------------------------------------
                                                             Increase/(Decrease)
                                                             ------------------
                                           1998       1997     Dollars  Percent
                                           ----       ----     -------  -------

  SYSTEMWIDE SALES                       $9,247.6   $8,475.1     772.5      9
  Revenues
  Sales by Company-operated
    restaurants                          $2,270.4   $2,014.1     256.3     13
  Revenues from franchised and
    affiliated restaurants                  910.4      818.5      91.9     11
                                         --------    -------     -----    ---
  TOTAL REVENUES                          3,180.8    2,832.6     348.2     12
                                         --------    -------     -----    ---
  Operating costs and expenses
  Company-operated restaurants            1,843.7    1,640.1     203.6     12
  Franchised restaurants--
    occupancy costs                         166.5      151.1      15.4     10
  Selling, general & administrative
    expenses                                364.9      347.2      17.7      5
  Other operating (income)
    expense--net                             (6.1)     (49.3)     43.2    n/m
                                         --------   --------    ------    ---
    Total operating costs and expenses    2,369.0    2,089.1     279.9     13
                                         --------   --------    ------    ---
  OPERATING INCOME                          811.8      743.5      68.3      9

  Interest expense                          106.4       86.2      20.2     23
  Nonoperating (income) expense--net          6.6       14.2      (7.6)   n/m

  Income before provision for
    income taxes                            698.8      643.1      55.7      9

  Provision for income taxes                230.0      204.9      25.1     12

  NET INCOME                              $ 468.8   $  438.2      30.6      7
                                          =======   ========      ====    ===
  NET INCOME PER COMMON SHARE(2)          $   .68   $    .63      0.05      8

  NET INCOME PER COMMON SHARE--
    DILUTED(2)                            $   .66   $    .61      0.05      8

  Weighted average common shares
    outstanding                             686.1      689.7
  Weighted average common shares
    outstanding--diluted                    707.6      707.3


  (1) Includes $350 million of pre-tax special charges; ($235 million after tax or $0.33 per diluted share or $0.34 per basic share) related to the "Made For You" and home office productivity initiatives recorded in second quarter 1998.
  (2) Computed using net income reduced by preferred stock dividends of $13.8 million for six months 1997 and $6.9 million for second quarter 1997. These preferred shares were redeemed in December 1997.
  n/m Not meaningful


                              McDONALD'S CORPORATION
                              FINANCIAL INFORMATION

  Dollars in millions                         Six months ended June 30
                                     ----------------------------------------
                                                          Increase/(Decrease)
                                                          ------------------
                                     1998         1997      Dollars   Percent
                                     ----         ----      -------   -------
  SYSTEMWIDE SALES
  ----------------
  By Type
  -------
  Operated by franchisees          $10,861.7   $10,161.9      699.8      7
  Operated by the Company            4,284.7     3,867.3      417.4     11
  Operated by affiliates             2,270.9     2,279.0       (8.1)     -
                                   ---------   ---------    -------     --
                                   $17,417.3   $16,308.2    1,109.1      7
                                   =========   =========    =======     ==

  ---------------------------------------------------------------------------

  TOTAL REVENUES
  By Segment
  ----------
  U.S.                             $ 2,418.8   $ 2,262.1      156.7      7
  Europe                             2,088.2     1,848.8      239.4     13
  Asia/Pacific                         774.9       711.2       63.7      9
  Latin America                        389.7       319.6       70.1     22
  Other                                314.1       308.5        5.6      2
                                   ---------   ---------    -------    ---
                                   $ 5,985.7   $ 5,450.2      535.5     10
                                   =========   =========    =======    ===

  ---------------------------------------------------------------------------

  RESTAURANT MARGINS
  Company-operated
  ----------------
  U.S.                                  17.8%       16.9%
  Outside the U.S.                      18.3%       18.7%


  Franchised
  ----------
  U.S.                                  81.4%       81.0%
  Outside the U.S.                      80.3%       81.2%

  ---------------------------------------------------------------------------

  PERCENT CONTRIBUTION TO
  CONSOLIDATED MARGINS

  Company-operated
  ----------------
  U.S.                                    32           32
  Outside the U.S.                        68           68
                                         ---          ---
                                         100          100
                                         ===          ===

  Franchised
  ----------
  U.S.                                    59           58
  Outside the U.S.                        41           42
                                         ---          ---
                                         100          100
                                         ===          ===

  ---------------------------------------------------------------------------


  Dollars in millions                         Quarters ended June 30
                                     ----------------------------------------
                                                          Increase/(Decrease)
                                                          ------------------
                                     1998         1997      Dollars   Percent
                                     ----         ----      -------   -------
  SYSTEMWIDE SALES
  ----------------
  By Type
  -------
  Operated by franchisees           $5,831.5    $5,297.8      533.7     10
  Operated by the Company            2,270.4     2,014.1      256.3     13
  Operated by affiliates             1,145.7     1,163.2      (17.5)    (2)
                                    --------    --------      -----     --
                                    $9,247.6    $8,475.1      772.5      9
                                    ========    ========      =====     ==

  ---------------------------------------------------------------------------

  TOTAL REVENUES
  By Segment
  ----------
  U.S.                              $1,316.8    $1,178.2      138.6     12
  Europe                             1,097.9       958.3      139.6     15
  Asia/Pacific                         398.6       359.4       39.2     11
  Latin America                        196.8       170.5       26.3     15
  Other                                170.7       166.2        4.5      3
                                    --------    --------      -----     --
                                    $3,180.8    $2,832.6      348.2     12
                                    ========    ========      =====     ==

  ---------------------------------------------------------------------------

  RESTAURANT MARGINS
  Company-operated
  ----------------
  U.S.                                  18.9%       17.7%
  Outside the U.S.                      18.7%       19.0%


  Franchised
  ----------
  U.S.                                  82.4%       81.4%
  Outside the U.S.                      80.7%       81.7%

  ---------------------------------------------------------------------------

  PERCENT CONTRIBUTION TO
  CONSOLIDATED MARGINS

  Company-operated
  ----------------
  U.S.                                    34             33
  Outside the U.S.                        66             67
                                         ---            ---
                                         100            100
                                         ===            ===

  Franchised
  ----------
  U.S.                                    60             58
  Outside the U.S.                        40             42
                                         ---            ---
                                         100            100
                                         ===            ===

  ---------------------------------------------------------------------------


                McDONALD'S CORPORATION RESTAURANT INFORMATION

                                            At June 30
                                    --------------------------
                                      1998      1997  Increase
                                    ------    ------  --------
  By Type
  -------
  Operated by franchisees           14,556    13,703       853
  Operated by the Company            5,283     4,550       733
  Operated by affiliates             3,887     3,530       357
                                    ------    ------     -----
  Systemwide restaurants            23,726    21,783     1,943
                                    ======    ======     =====
  ------------------------------------------------------------
  By Segment
  ----------
  U.S.                              12,406    12,178       228
  Europe
     Germany                           874       781        93
     England                           773       676        97
     France                            671       594        77
     Italy                             180       153        27
     Netherlands                       177       160        17
     Sweden                            165       138        27
     Spain                             160       126        34
     Other                           1,076       880       196
                                     -----    ------     -----
     Total Europe                    4,076     3,508       568
  Asia/Pacific
     Japan                           2,594     2,148       446
     Australia                         657       625        32
     Taiwan                            267       196        71
     China                             205       148        57
     Philippines                       172       121        51
     Other                             829       703       126
                                    ------    ------     -----
     Total Asia/Pacific              4,724     3,941       783
  Latin America
     Brazil                            505       378       127
     Other                             655       544       111
                                    ------    ------     -----
     Total Latin America             1,160       922       238
  Other
     Canada                          1,062     1,015        47
     Other                             298       219        79
                                    ------    ------     -----
     Total Other                     1,360     1,234       126
                                    ------    ------     -----
     Systemwide restaurants         23,726    21,783     1,943
                                    ======    ======     =====
  Countries                            110       103

                                       Six months ended    Quarters ended
                                           June 30             June 30
                                       ---------------     --------------
                                        1998     1997        1998   1997
                                        ----     ----        ----   ----
  Additions
  ---------
  U.S. (1)                                26       84          (7)    74
  Europe                                 190      225         133    164
  Asia/Pacific                           268      308         177    181
  Latin America                           69       85          51     55
  Other                                   41       59          26     33
                                         ---      ---         ---    ---
      Systemwide additions               594      761         380    507
                                         ===      ===         ===    ===

  (1) Includes the closing of about 60 low volume, satellite locations in second quarter 1998.